Exhibit 10.28

14755 Preston Road, Suite 105

Dallas, Texas 75254

August 20, 2019

Biolase, Inc.

4 Cromwell

Irvine, CA 92618

Attn: John Beaver

Email: jbeaver@biolase.com

Re: Limited Forbearance Letter Agreement

Dear John:

Per our conversations, I understand that Biolase, Inc., (the “Company”) may fall out of compliance with the Consolidated Unencumbered Liquid Assets covenant set forth in Section 7.13.1(a) of the Credit Agreement by and among the Company, the lenders party thereto and SWK Funding LLC (the “Agent”), dated November 9, 2018, (as amended from time to time, the “Credit Agreement”) for the period ending September 30, 2019 (the “Potential Loan Non-Compliance”). Capitalized terms used in this letter agreement shall have the meaning set forth in the Credit Agreement unless otherwise defined herein.

The Company hereby represents and warrants that, except as it relates to the Potential Loan Non-Compliance, it is in compliance with all terms and conditions of the Credit Agreement and the other Loan Documents, and no Event of Default and no other non-compliance has occurred and is continuing as of the date hereof.

As per your request, Agent, on behalf of itself and the Lenders, hereby agrees to forbear in exercising any right or remedy otherwise available to Agent or Lenders pursuant to the Loan Documents or otherwise available at law or in equity solely as it relates to the Potential Loan Non-Compliance. The forbearance provided for in the prior sentence shall continue until the earlier of (i) September 30, 2019, (ii) the closing of an Approved AR Loan Facility, or (iii) the occurrence of an Event of Default, as defined in the Credit Agreement, other than the Potential Loan Non-Compliance.

Upon the termination of the forbearance provided for above, Agent shall be entitled (but not required) to exercise any of its rights and remedies under the Credit Agreement, the other Loan Documents, or applicable law, including, without limitation, the right to enforce the liens on, and security interest in, the Collateral described in the Loan Documents, without further

SWK Funding LLC

notice, demand, notice of intent to accelerate, notice of acceleration, presentment, protest or other formalities of any kind (except as expressly required by the Credit Agreement and Loan Documents), all of which are hereby expressly waived by the Company.

Agent and Lenders have not waived, are not by this letter agreement waiving, and have no present intention of waiving, any Default or Event of Default that may be continuing as of the effectiveness of this letter agreement or any Default or Event of Default that may occur after the effectiveness of this letter agreement (whether as a result of the Potential Loan Non-Compliance or any similar event), and Agent and Lenders have not agreed to forbear with respect to any of their respective rights or remedies concerning any Default or Event of Default (other than with respect to the Potential Loan Non-Compliance and then only during the forbearance period provided for above), that may have occurred or is continuing as of the effectiveness of this letter agreement or that may occur after the effectiveness of this letter agreement.

In consideration of the forgoing, the Company hereby release all claims on, against or in respect of (a) SWK Funding LLC and its successors and assigns in connection with its serving as Agent or in any other capacity under and in connection with the Credit Agreement and other Loan Documents and (b) each other Lender and its successors and assigns shall no longer have any obligations or liabilities, and Company shall automatically be deemed to release all claims on, against, or in respect of such party in connection with such party serving as a Lender or in any other capacity in connection with the Credit Agreement and other Loan Documents.

This letter agreement becomes effective upon the execution and delivery of this letter agreement by all of the parties hereto. This letter agreement may be executed in any number of identical counterparts, any set of which signed by all of the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Delivery of an executed counterpart of this letter agreement by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York

If you are in agreement with the foregoing, please sign below and return a .pdf copy to me for our records.

Sincerely,

SWK Funding, LLC

as Agent and a Lender

By:	SWK Holdings Corporation, its sole Manager

	By:	/s/ Winston Black
	Name:	Winston Black
	Its:	CEO

SWK Funding LLC

Agreed to:

Biolase, Inc.,

as Borrower

By:	/s/ John R. Beaver
Name:	John R. Beaver
Its:	EVP & CFO